Exhibit 99.1

Allied Nevada Reports Increased Measured & Indicated Resources of 8.0

Million Ounces of Gold and 259.2 Million Ounces of Silver

Gold Equivalent Measured & Indicated Resources Increase 22% to 12.5 Million Ounces

August 10, 2010, Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to report that the infill drill program has successfully increased gold measured and indicated resources (inclusive of reserves) by 13% to 8.0 million ounces at the Company’s wholly owned Hycroft Mine located near Winnemucca, Nevada (see Table 1 for more information regarding tons and grade). Silver measured and indicated resources increased 41% to 259.2 million ounces, compared with 153.1 million ounces as announced in April 2010.

After replacement of production deletion, proven and probable oxide gold reserves remain at 2.4 million ounces while silver oxide reserves increased 21% to 38.9 million ounces (174.0 million tons grading 0.014 opt Au and 0.22 opt Ag) from 32.2 million silver ounces as released in April 2010. Gold grades were consistent with the previously announced resource estimate across all categories while total silver measured and indicated grades improved 25% to average 0.45 opt compared with the previous resource estimate average of 0.36 opt. The strip ratio for the oxide proven and probable reserve decreased to 1.04:1 from 1.14:1.

PROVEN & PROBABLE RESERVES

Gold Equivalent Cut-off Grades: 0.009 opt – oxide

			Gold		Silver
		Tons (000s)	Grade opt	Ounces (000s)	Grade opt	Ounces (000s)
Oxide	Proven	135,000	0.014	1,900	0.23	30,600
	Probable	39,000	0.013	500	0.21	8,300

	Total Oxide Proven & Probable	174,000	0.014	2,400	0.22	38,900

Allied Nevada has now completed the second phase of its infill program completing 250 holes totaling 43,300 meters in the five months ending May 31, 2010, the results of which are included in this resource estimate. A significant portion of the drilling in 2010 targeted the Vortex Zone. The primary goal of this infill program was achieved by continuing to convert resources through increased density of drill data. A focus of the remainder of the 2010 exploration program, in addition to continued resource conversion, is to further expand the overall resource base and attain further samples for ongoing metallurgical testing.

Table 1 – Measured & Indicated Resources (inclusive of reserves)

MEASURED & INDICATED RESOURCES (inclusive of reserves)

Gold Equivalent Cut-off Grades: 0.009 opt - oxide; 0.018 opt – sulfide

			Gold		Silver
		Tons (000s)	Grade opt	Ounces (000s)	Grade opt	Ounces (000s)
Oxide	Measured	170,000	0.013	2,275	0.30	50,925
	Indicated	226,000	0.012	2,629	0.34	76,861

	Total Oxide Measured & Indicated	396,000	0.013	4,904	0.32	127,786

Sulfide	Measured	80,000	0.018	1,402	0.72	57,882
	Indicated	97,000	0.018	1,702	0.73	73,540

	Total Sulfide Measured & Indicated	177,000	0.018	3,104	0.73	131,422

Combined	Measured	250,000	0.015	3,677	0.44	108,807
	Indicated	323,000	0.013	4,331	0.46	150,401

	Total Combined Measured & Indicated[1]	573,000	0.014	8,008	0.45	259,208

Differences in rounding may occur. See the section “Notes To The 2010 Mineral Reserve And Resource Estimate” below for more information.

1.	The Combined Measured & Indicated Total contains 143 million tons of mineralization that has sufficient data to report the associated gold ounces to the measured & indicated category, but does not have sufficient silver assay data from historical drilling to report those silver ounces to the measured and indicated category. The silver ounces attributed with these tons have been included in the inferred resource category.

Approximately 30% of the oxide measured and indicated resource tonnage and 15% of the sulfide measured and indicated resource tonnage where sufficient data to report the associated gold ounces exists, does not have sufficient data to report silver measured and indicated resources. As such, those silver ounces have been included in the inferred category. One of the goals of the 2010 exploration program is to complete drilling and collect the data required to align the gold and silver resource by year end.

Table 2 – Inferred Resources

INFERRED RESOURCES

Gold Equivalent Cut-off Grades: 0.009 opt - oxide; 0.018 opt - sulfide

			Gold		Silver
		Tons (000s)	Grade opt	Ounces (000s)	Grade opt	Ounces (000s)
Oxide	Ag Inferred Associated with Au M & I					31,344
	Au and Ag Inferred	183,000	0.011	1,946	0.55	81,437

	Oxide Inferred Total	183,000	0.011	1,946		112,781

Sulfide	Ag Inferred Associated with Au M & I					10,267
	Au and Ag Inferred	153,000	0.017	2,601	1.07	163,644

	Sulfide Inferred Total	153,000	0.017	2,601		173,911

Combined	Ag Inferred Associated with Au M & I					41,611
	Au and Ag Inferred	336,000	0.014	4,547	0.81	245,081

	Combined Inferred Total[2]	336,000	0.014	4,547		286,692

Differences in rounding may occur. See the section “Notes To The 2010 Mineral Reserve And Resource Estimate” below for more information.

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2.	Included in Combined Inferred Resources are 41.6 million ounces of silver associated with the gold measured & indicated tonnage that did not have sufficient assay data from historical drilling to report to the measured and indicated category.

Inferred gold and silver resources increased 16% to 4.5 million ounces and 33% to 286.7 million ounces, respectively from 3.9 million gold ounces and 216.3 million silver ounces announced in April 2010 (see Table 2 for information regarding tons and grade).

The gold equivalent cutoff grade used to estimate resources has been raised to 0.009 opt for oxide mineralization (April 2010 – 0.008 opt) and remains unchanged at 0.018 opt for sulfide mineralization.

The Company is working on completing a scoping study which will present an option for mining and milling oxide and sulfide mineralization concurrently based on the measured and indicated resources noted above. The previously announced scoping study presented a 30,000 ton per day mill (see the April 1, 2010 Technical Report). Management is now considering that a milling capacity as large as 80,000 tons per day may be a more appropriate option. It is anticipated that this work will be completed shortly.

NOTES TO THE 2010 MINERAL RESERVE AND RESOURCE ESTIMATE

1.	Scott Wilson of Scott E. Wilson Consulting, Inc. is a Certified Professional Geologist and member of the American Institute of Professional Geologists in Denver, Colorado, and is a Qualified Person as defined by NI 43-101. Scott is the independent resource estimate consultant for Allied Nevada Gold Corp. and has reviewed the technical information contained in this press release.

2.	Scott E. Wilson Consulting, Inc. has recommended an ordinary kriging estimate as the preferred method of determining the resource estimate. Inferred resource calculations are based on 25 foot drill hole composites of 5 foot sample intervals. All estimates are based on a block dimension of 50 feet long x 50 feet wide x 25 feet tall with the estimation parameters determined by variography.

3.	Mineral resources that are not mineral reserves do not have demonstrated economic viability. The estimate of mineral resources may be materially affected by the inability to obtain required environmental and other regulatory approval, environmental or operating permits. The estimate may also be materially affected by global economic conditions such as the price of gold and silver, the price of oil and other commodities utilized in the production of gold and silver. Unknown geologic or hydrologic conditions or other unknown factors may materially affect the resource estimates.

4.	A different processing method and plant, and all associated regulatory approvals, are required to recover gold and silver from sulfide mineralization.

5.	Gold equivalent cutoff grades were calculated using a gold price of $800 per ounce and $14.00 per ounce for a gold to silver ratio of 57.14:1.

6.	Estimates of mineral reserves and resources may be materially affected by environmental permitting, legal and other relevant issues.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectation of the projected timing and outcome of engineering studies; expectations regarding potential growth opportunities, expansions and optimization of the oxide mining plan at Hycroft; the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; results of evaluation of underlying sulfide mineralization at Hycroft; the preparation of a sulfide development plan to maximize the potential at Hycroft; the Company’s expectations regarding the potential to increase production at Hycroft; reserve and resource estimates; cost estimates, estimates of gold and silver grades; estimates of recovery rates; expectations regarding the life of the Hycroft mine and the cash flow generated by the property; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of

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outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are picked up on site and validated by Allied Nevada and Scott E. Wilson Consulting, Inc. geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold analyses are conducted on 1-assay ton prepped samples with gold determined using industry standard fire assay methods with an atomic absorption finish. Gold over limits are determined using fire assay with a gravimetric finish. Silver is analyzed using ICP-MS with silver over limits determined using aqua-regia digestion with an ICP-AES or AAS finish.

Mr. Scott E. Wilson, AIPG Certified Professional Geologist #10965, is Allied Nevada’s Independent Qualified Person as defined under National Instrument 43-101. He has verified the information and has reviewed and approved the contents of this news release.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com

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